                                                                      Exhibit 12

                              BGF Industries, Inc.

                Computation of Ratio of Earnings to Fixed Charges
                             (dollars in thousands)

                                               Fiscal Year Ended December 31,
                                       -----------------------------------------------
                                        2001      2000      1999      1998      1997
                                       -----------------------------------------------
Earnings:
     Pretax  income (loss) (a) .....   $(4,946)  $13,932   $ 7,597   $25,171   $35,382

Add:
     Fixed  charges ................    14,504    14,405    16,084     4,937     2,619
     Capitalized interest ..........      (227)       --       (46)     (127)      (32)
                                       -------   -------   -------   -------   -------
                                       $ 9,331   $28,337   $23,635   $29,981   $37,969
                                       =======   =======   =======   =======   =======

Fixed Charges:
     Interest expense(b) ...........   $13,972   $14,168   $15,817     4,517     2,355
     Capitalized interest ..........       227        --        46       127        32
     Portion of rents
          representative of
          interest  factor(c) ......       305       237       221       293       232
                                       -------   -------   -------   -------   -------
                                       $14,504   $14,405   $16,084   $ 4,937   $ 2,619
                                       =======   =======   =======   =======   =======

Ratio of earnings to fixed
         charges ...................       0.6x      2.0x      1.5x      6.1x     14.5x

(a)  Income (loss) before taxes and extraordinary loss.

(b) Includes amortization of debt issuance costs and original issue discount and excludes capitalized interest.

(c)  One-third of rental expense.